Exhibit 10.1

CERTAIN CONFIDENTIAL PORTIONS HAVE BEEN REDACTED FROM THIS EXHIBIT BECAUSE THEY ARE BOTH (i) NOT MATERIAL AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. INFORMATION THAT HAS BEEN OMITTED HAS BEEN IDENTIFIED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[***]”.

Execution Copy

Private Placement Subscription Agreement

This Private Placement Subscription Agreement (this “Agreement”) is made and entered into as of March 25, 2026 (the “Effective Date”), by and between:

Nanya Technology Corporation, a company incorporated under the laws of the Republic of China (“Taiwan”) and listed on the Taiwan Stock Exchange (the “TWSE”) (Stock Code: 2408) (“NTC” or the “Company”); and

Sandisk Technologies, Inc., a company incorporated under the laws of the State of Delaware, the United States (“Sandisk” or “Subscriber”).

Each of NTC and the Subscriber is referred to herein as a “Party”, and collectively, the “Parties”

RECITALS

WHEREAS, NTC is principally engaged in the manufacture and sale of memory products and is a publicly listed company on the TWSE;

WHEREAS, NTC proposes to issue and sell, and Sandisk proposes to subscribe for and purchase, certain newly issued common shares of the Company on a private placement basis (the “Private Placement”) pursuant to Article 43-6 of the Securities and Exchange Act of Taiwan (the “SEA”) and applicable regulations; and

WHEREAS, contemporaneously with the proposed Private Placement, NTC desires to newly issue 351,578,000 common shares of the Company on a private placement basis to certain other investors which, when aggregated with the Subscription Shares (defined below) and assuming all investors fully subscribe to their respective subscription shares, upon closing thereof represents a combined value of NTD 78,718,314,200.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Parties agree as follows:

ARTICLE 1. SUBSCRIPTION AND ISSUANCE

1.1	Subscription.

Subject to the terms and conditions of this Agreement, at the Closing, the Company shall issue and sell to the Subscriber, and the Subscriber shall subscribe for and purchase from the Company, on a private placement basis pursuant Article 43-6 of the SEA, 138,685,000 newly issued common shares of the Company (the “Subscription Shares”).

1.2	Subscription Price.

The par value of each Subscription Share is NTD10. The Subscriber agrees to subscribe for the Subscription Shares at a price of NTD 223.9 per share (the “Per Share Price”), for a total amount of NTD 31,051,571,500 (the “Purchase Price”), which can be paid partially in New Taiwan dollars (the “NTD Purchase Price”) and partially in United States dollars (the “USD Purchase Price”).

ARTICLE 2. CLOSING AND DELIVERY

2.1	Closing Date.

Subject to the satisfaction or waiver of all conditions precedent set forth in Article 6, the closing of the subscription and issuance of the Subscription Shares (the “Closing”) shall occur and take place at the date, place and time to be agreed between the Parties in writing within fifteen (15) calendar days following the execution and delivery of this Agreement (the date on which the Closing takes place is the “Closing Date”).

2.2	Payment.

(a)

[***], the Company shall provide the Subscriber in writing with the respective name of the bank(s), account name, account number, and other wire transfer instructions for payment of the NTD Purchase Price (the “NTD Subscription Account”) and the USD Purchase Price (the “USD Subscription Account”). For purpose of this Agreement, “Business Day” means any day on which the TWSE is open for trading.

(b)

On or before the Closing Date, the Subscriber shall remit the NTD Purchase Price to the NTD Subscription Account and an amount in United States dollars not less than the USD Purchase Price to the USD Subscription Account, by wire transfer of immediately available funds. For purpose of determining full payment of the entire Purchase Price, with respect to the USD Purchase Price, its equivalent value in New Taiwan dollars shall be calculated based on the US$/NT$ spot exchange rate published by the Taipei Forex Inc. at 11:00 a.m. Taipei time (Bloomberg Page TFEX 11:00 a.m. Fixing Rate) on the Closing Date. The Subscriber shall, and the Company shall assist Subscriber to, use commercially reasonable efforts to communicate with the Central Bank of the Republic of China (Taiwan) (“CBC”) on the Purchase Price foreign exchange settlement and payment mechanics immediately following the execution of this Agreement, so as to facilitate the Subscriber to pay as much of the Purchase Price in New Taiwan dollars as possible. [***].

(c)

Upon receipt of the Purchase Price, the Company shall simultaneously issue and deliver to the Subscriber a payment and ownership confirmation in the form attached hereto as Exhibit A confirming Company’s receipt of the entire Purchase Price and the Subscriber’s ownership of the Subscription Shares.

2.3	Issuance Procedures.

Following the Closing and subject to applicable laws and regulatory requirements, the Company shall, as soon as practicable and in any event no later than sixty (60) calendar days after the Closing Date, complete all corporate, regulatory, and administrative procedures necessary for the issuance of the Subscription Shares, including, without limitation:

(a)	completing the capital verification process in accordance with applicable Taiwan law;

(b)	filing the capital amendment registration with the Ministry of Economic Affairs (MOEA) [***]; and

(c)

registering the Subscription Shares in book-entry form with the Taiwan Depository & Clearing Corporation (TDCC) and crediting the Subscription Shares to the Subscriber’s designated securities account at the TDCC (the date of such crediting being referred to herein as the “Delivery Date”).

ARTICLE 3. SUBSCRIBER REPRESENTATIONS AND WARRANTIES

The Subscriber represents and warrants to the Company that, as of the Effective Date and the Closing Date:

3.1	Organization, Authority and Enforceability.

(a)

The Subscriber is a company duly incorporated, validly existing, and in good standing under the laws of the jurisdiction pursuant to which it is incorporated. The Subscriber has full power and authority to enter into and perform this Agreement.

(b)

This Agreement has been duly and validly executed and delivered by the Subscriber, and the execution and delivery by the Subscriber of this Agreement has been duly and validly authorized by all necessary corporate actions on its part.

(c)

This Agreement constitutes a legal, valid and binding obligation of the Subscriber, enforceable against it in accordance with its terms and subject to its conditions, except as may be limited by applicable bankruptcy, insolvency and similar laws.

3.2	No Conflict.

The execution and performance of this Agreement by the Subscriber do not (i) violate or conflict with the Subscriber’s organizational documents or its bylaws, (ii) violate any applicable laws or governmental orders binding upon the Subscriber; or (iii) conflict with, result in a breach of, constitute a default under (with or without giving notice, lapse of time or both), result in the acceleration of, create in any party the right to accelerate, terminate, suspend, modify, or cancel, or require any notice under, any material contract, deed, instrument or document to which the Subscriber is a party or bound.

3.3	Investment Purpose.

The Subscriber is acquiring the Subscription Shares for its own account for investment purposes and not with a view to the resale or distribution thereof in violation of applicable securities laws. Subscriber has no present intention of selling, granting any participation in, or otherwise distributing the same, except for any intra-group transfer to any affiliated entity that controls, is controlled by, or is under common control with the Subscriber in compliance with applicable securities laws. By executing this Agreement, Subscriber further represents that Subscriber does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Subscription Shares.

3.4	Financial Capability.

The Subscriber has, and will have on the Closing Date, sufficient immediately available funds to pay the Purchase Price and to consummate the Private Placement contemplated by this Agreement.

3.5	Accredited Investor; No Solicitation.

The Subscriber meets the qualifications under Item 2, Paragraph 1, Article 43-6 of the SEA and the associated private placement laws and regulations pursuant thereto, and is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder. Neither Subscriber, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including, through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Subscription Shares.

3.6	Foreign Institutional Investor Identification.

The Subscriber has (i) obtained a foreign institutional investor identification issued by the TWSE, (ii) appointed an eligible agent in Taiwan to open a bank account, to pay relevant taxes, remit funds, and perform such other relevant functions, and (iii) appointed a custodian bank to hold the Subscription Shares in safekeeping, make confirmation and settle trades and report all relevant information.

3.7	Independent Assessment.

The Subscriber has carefully considered and has had opportunity to consult with Subscriber’s professional advisors as it deems necessary. The Subscriber has independently evaluated and determined that the transactions contemplated by this Agreement are a suitable investment for the Subscriber. Subscriber acknowledges that it is able to fend for itself in the transactions contemplated by this Agreement and has the ability to bear the economic risks of its investment pursuant to this Agreement.

3.8	Non-PRC; Non-Sanctioned.

(a)

The Subscriber is not incorporated or organized under the laws of the People’s Republic of China (“PRC”) nor is the Subscriber directly or indirectly controlled by, or more than thirty (30) percent owned, individually or in the aggregate, by entities incorporated or organized under the laws of the PRC and/or individuals of the PRC; namely, the Subscriber is not a PRC investor as defined under the applicable Taiwan laws (“PRC Investor”).

(b)

The Subscriber is not (i) listed on the Specially Designated Nationals and Blocked Persons List or Consolidated Sanctions List maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the UK Sanctions List published by the Foreign, Commonwealth and Development Office, the United Nations Security Council Consolidated List, the Consolidated List of Persons, Groups and Entities subject to EU Financial Sanctions maintained by the European Commission, or any similar list of designated parties maintained by the United States (including OFAC, the U.S. Department of State, and the U.S. Department of Commerce), the United Nations, the European Union (or any member state thereof), the United Kingdom (including His Majesty’s Treasury), or Taiwan, (ii) located in, resident in, or incorporated or organized under the laws of a country or territory that is the subject or target of comprehensive country- or territory-wide economic, financial, or trade sanctions (which are, as of the Effective Date, Crimea, Cuba, Iran, North Korea, and the so-called Donetsk People’s Republic and Luhansk People’s Republic), or (iv) directly or indirectly owned 50 percent or more or controlled by one or more individuals or entities described in the foregoing clauses (i), (ii), or (iii) (any such person, a “Sanctioned Person”).

ARTICLE 4. COMPANY REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to the Subscriber that, as of the Effective Date and the Closing Date:

4.1	Organization, Authority and Enforceability.

(a)

The Company is a corporation duly incorporated, validly existing, and in good standing under the laws of the place of its incorporation. The Company has full corporate power and authority to enter into and perform this Agreement.

(b)

This Agreement has been duly and validly executed and delivered by the Company, and the execution and delivery by the Company of this Agreement and the issuance of the Subscription Shares have been duly and validly authorized by all necessary corporate actions on its part.

(c)

This Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms and subject to its conditions, except as may be limited by applicable bankruptcy, insolvency and similar laws.

4.2	Capitalization.

As of the Effective Date, the authorized capital of the Company is NT$300,000,000,000, divided into 30,000,000,000 common shares, of which 3,098,627,894 shares are issued and outstanding. All such issued and outstanding shares have been duly authorized and validly issued and are fully paid and non-assessable.

4.3	Valid Issuance.

Upon issuance in accordance with this Agreement and applicable law, the Subscription Shares will be duly authorized, validly issued, fully paid, and free and clear of any liens or encumbrances, other than transfer restrictions imposed under applicable Taiwan securities laws as relating to privately placed shares.

4.4	No Conflict.

The execution and performance of this Agreement by the Company do not (i) violate the Company’s articles of incorporation, its bylaws or any applicable laws or governmental orders; or (ii) conflict with, result in a breach of, constitute a default under (with or without giving notice, lapse of time or both), result in the acceleration of, create in any party the right to accelerate, terminate, suspend, modify, or cancel, or require any notice under, any material contract, deed, instrument or document to which the Company is a party or bound.

4.5	[***]

(a)	[***]

(b)	[***]

4.6	[***]

(a)	[***]

(b)	[***]

4.7	[***]

[***]

4.8	Non-PRC; Non-Sanctioned.

To the knowledge of the Company, no other subscriber of the Private Placement as approved by the board of directors of the Company on the Effective Date, is (i) a PRC Investor, or (ii) a Sanctioned Person.

ARTICLE 5. COVENANTS

5.1	Mutual Covenants.

From the Effective Date through the Closing Date, each Party covenants and agrees to:

(a)

promptly notify the other Party in writing upon becoming aware of (i) any breach by such Party of any representation, warranty, or covenant under this Agreement, or (ii) any event or circumstance that would render any of its representations or warranties untrue or incorrect;

(b)

use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable to consummate the Private Placement and satisfy the conditions precedent set forth in Article 6 as promptly as practicable, including complying with applicable laws, making required filings with governmental authorities, and cooperating with the other Party to address any requirements or contingencies; and

(c)

refrain from taking any action, or omitting to take any action, that could reasonably be expected to prevent the satisfaction of any condition precedent or result in any representation or warranty becoming untrue or incorrect.

5.2	Subscriber’s Specific Covenants.

The Subscriber acknowledges that, pursuant to Article 43-8 of the SEA, the Subscription Shares constitute privately placed securities and may not be transferable for three (3) full years following the Delivery Date (the “Lock-Up Period”), except as permitted by applicable Taiwan laws.

5.3	Company’s Specific Covenants.

(a)

Following the expiration of the Lock-Up Period, the Company shall, upon the request of the Subscriber, in accordance with applicable Taiwan laws and regulations and using commercially reasonable efforts, facilitate and complete the process for the Subscription Shares to become eligible for retroactive public issuance and listing on the TWSE, including applying with the TWSE for a letter acknowledging that the Subscription Shares meet applicable listing standards and filing the relevant application with the FSC, in each case to the extent required under applicable laws and subject to regulatory review and approval.

(b)	[***]

(c)

After payment of the Purchase Price by the Subscriber, in the event the Private Placement of the Subscription Shares approved by the board of directors of the Company on the Effective Date fails to close, becomes null and void or is otherwise invalidated for any reason, the Company shall promptly, and in any event no later than [***] calendar days after the occurrence of such event as determined pursuant to applicable laws, return the Purchase Price in full without interest to the Subscriber by wire transfer in immediately available funds.

ARTICLE 6. CONDITIONS PRECEDENT

6.1	Conditions to Subscriber’s Obligations.

The obligation of the Subscriber to pay the Purchase Price and consummate the Closing pursuant to Article 2 shall be subject to the satisfaction (or waiver by the Subscriber, to the extent permitted by applicable law) of each of the following conditions on or prior to the Closing Date:

(a)

The board of directors of the Company shall have duly adopted valid resolutions approving the execution, delivery, and performance of this Agreement and the transactions contemplated hereby, and such resolutions shall remain in full force and effect as of the Closing Date.

(b)

The Company shall have performed and complied in all material respects with all covenants, agreements, and obligations required to be performed by it under this Agreement on or prior to the Closing Date.

(c)	The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the Effective Date and as of the Closing Date.

(d)

All permits, consents, approvals, or authorizations of any governmental authority required to consummate the Closing shall have been obtained and shall be in full force and effect as of the Closing Date.

(e)

From the Effective Date through the Closing Date, no event, change, or circumstance shall have occurred that has had, or would reasonably be expected to have, a Material Adverse Effect on the Company and its subsidiaries, taken as a whole; provided, however, that none of the following shall constitute, or be taken into account in determining whether there has occurred, a Material Adverse Effect:

(i)	changes in general economic, financial, capital market, or political conditions;

(ii)	changes generally affecting the semiconductor or memory industry;

(iii)	changes in applicable laws, regulations, or accounting standards;

(iv)	acts of war, terrorism, natural disasters, pandemics, or other force majeure events;

(v)	fluctuations in the market price or trading volume of the Company’s shares, or failure to meet internal projections; or

(vi)	any action taken at the written request or with the prior written consent of the Subscriber.

For purposes of this Agreement, “Material Adverse Effect” means a material adverse change that is durationally significant and disproportionately adverse to the Company.

(f)

The Company shall not have been ordered by the TWSE or the Financial Supervisory Commission of Taiwan (the “FSC”) to suspend trading, change its trading method, or delist its shares, nor shall the Company have applied for voluntary delisting.

(g)	No law, judgment, order, injunction, or governmental action shall be in effect that restrains, enjoins, or otherwise prohibits the consummation of the transactions contemplated hereby.

6.2	Conditions to Company’s Obligations.

The obligation of the Company to issue the Subscription Shares and consummate the Closing shall be subject to the satisfaction (or waiver by the Company, to the extent permitted by applicable law) of the following conditions on or prior to the Closing Date:

(a)

The board of directors or other competent authority of the Subscriber shall have duly approved the execution, delivery, and performance of this Agreement and the transactions contemplated hereby, and such resolutions shall remain in full force and effect as of the Closing Date.

(b)

The Subscriber shall have performed and complied in all material respects with its covenants, agreements, and obligations required to be performed by it under this Agreement on or prior to the Closing Date.

(c)	The representations and warranties of the Subscriber under this Agreement shall be true and correct in all material respects as of the Effective Date and as of the Closing Date.

(d)

All permits, consents, approvals, or authorizations of any governmental authority required to consummate the Closing shall have been obtained and shall be in full force and effect as of the Closing Date.

(e)	No law, governmental, order, injunction, or governmental action shall be in effect that restrains, enjoins, or otherwise prohibit the consummation of the transactions contemplated hereby.

(f)

The NTD Purchase Price paid to the Company shall be no less than NTD 12,420,628,600 (“Minimum NTD Purchase Price”); provided however, that if the Subscriber has used commercially reasonable efforts to coordinate with the CBC but the actual NTD Purchase Price converted is still less than the Minimum NTD Purchase Price due to (i) CBC not allowing Subscriber sufficient foreign exchange settlement quota per trading day during the period after the Effective Date and before the Closing Date, or (ii) other causes not attributable to the Subscriber, then the Company shall waive this condition, and any shortfall shall instead be paid in United States dollars and form part of the USD Purchase Price.

ARTICLE 7. TERMINATION

7.1	Termination Events.

This Agreement may be terminated at any time prior to the Closing:

(a)	by the mutual written consent of the Parties;

(b)

by either Party in writing, if the Closing has not occurred within fifteen (15) calendars days following the execution and delivery of this Agreement; provided that this right shall not be available to any Party whose breach has caused the failure of the Closing;

(c)	by either Party in writing, if any governmental authority has issued a final order prohibiting the transaction; or

(d)	by the non-breaching Party in writing, upon a material breach by the other Party that remains uncured for five (5) calendars days after notice.

7.2	Effect of Termination.

Upon the termination of this Agreement, this Agreement shall cease to have any further effect, except that (a) the provisions of Article 9 and the NDA (as defined below) shall survive the termination of the this Agreement; (b) the Parties’ rights, obligations or liability under or arising out of this Agreement occurring prior to or as at the termination shall not be affected; and (c) clauses under this Agreement which expressly mention that they survive the termination of this Agreement, or which from their nature or context are to survive the termination of this Agreement shall remain in force following termination of this Agreement.

ARTICLE 8. INDEMNIFICATION

8.1	Indemnification by the Company.

The Company agrees to indemnify the Subscriber, its officers, directors and employees (collectively, the “Subscriber Indemnified Parties”) for any and all losses, damages, liabilities, costs, and expenses (collectively, “Losses”) incurred by the Subscriber Indemnified Parties arising out of or resulting from any breach of any representation, warranty, or covenant made by the Company in this Agreement.

8.2	Indemnification by the Subscriber.

The Subscriber agrees to indemnify the Company, its officers, directors and employees (collectively, the “Company Indemnified Parties”) from and against any and all Losses incurred by the Company Indemnified Parties arising out of or resulting from any breach of any representation, warranty, or covenant made by the Subscriber in this Agreement.

8.3	Limitation of Liability.

Notwithstanding anything to the contrary contained herein:

(a)	The aggregate indemnification liability of the Company arising out of or resulting from this Agreement shall not exceed one hundred (100) percent of the Purchase Price actually paid by the Subscriber.

(b)

In no event shall either Party be liable for any special, incidental, indirect, punitive, or consequential damages (including lost profits or opportunity costs), whether based on contract, tort, or otherwise.

ARTICLE 9. GENERAL PROVISIONS

9.1	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of Taiwan without regard to any choice or conflict of law provision or rule (whether of Taiwan or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the law of Taiwan.

9.2	Jurisdiction.

The Parties agree that the Taiwan Taipei District Court shall have exclusive jurisdiction over any dispute arising out of or relating to this Agreement.

9.3	Confidentiality and Publicity.

(a)	[***]

(b)

Public Announcements. The Parties acknowledge that the Company is a publicly listed company in Taiwan and the Subscriber’s parent company is a publicly listed company on NASDAQ. Accordingly, either Party shall have the sole right to determine the timing, content, and manner of any public announcement or regulatory filing (including filings with the TWSE or FSC) regarding this Agreement and the Private Placement contemplated hereby, [***], and shall make only such announcement or filing as it is so obligated to disclose.

9.4	Expenses and Taxes.

(a)

Expenses. Except as otherwise expressly provided herein, all costs and expenses (including fees and disbursements of counsel, financial advisors, and accountants) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

(b)

Taxes and Fees. The Subscriber shall be responsible for any taxes, or wire transfer fees applicable to its payment of the Purchase Price, ensuring that the Company receives the full amount in immediately available funds free and clear of any deductions.

9.5	Waiver.

No failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof.

9.6	Severability.

If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall remain in full force and effect.

9.7	Force Majeure.

Neither Party shall be liable for any failure or delay in performing its obligations (specifically excluding the obligation to pay the Purchase Price) due to acts of God, government orders, or other causes beyond its reasonable control; provided, that the affected Party shall notify the other Party within five (5) days of such event.

9.8	Assignment.

Neither Party may assign, delegate, or otherwise transfer this Agreement, or any of its rights or obligations hereunder, whether voluntarily, involuntarily, by operation of law, or otherwise, without the prior written consent of the other Party. Any purported assignment or transfer in violation of this Article shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

9.9	Entire Agreement.

This Agreement, together with the NDA, constitutes the entire agreement between the Parties on the subject matter hereof and supersedes all prior agreements.

9.10	Notices.

All notices hereunder shall be in writing and deemed given: (i) upon personal delivery; or (ii) three (3) Business Days after deposit with a recognized courier service. Notices shall be addressed to the Parties at the applicable addresses set forth on the signature page (or, if no address is specified there, an address the delivering Party reasonably believes to be a valid address for the other Party).

9.11	Counterparts.

This Agreement may be executed in counterparts and by electronic signatures, each of which shall be deemed an original.

(Signature Page Follows)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

Nanya Technology Corporation

Signature:	/s/ Chih-Hsiang Wu

Name:	Chih-Hsiang Wu

Title:	Vice President

Date:	March 25, 2026

[Signature Page to the Private Placement Subscription Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

Sandisk Technologies, Inc.

Signature:	/s/ Luis Visoso

Name:	Luis Visoso

Title:	EVP and CFO

Date:	March 25, 2026

Address:

951 Sandisk Drive

Milpitas, California 95035

[Signature Page to the Private Placement Subscription Agreement]

EXHIBIT A

FORM OF ACKNOWLEDGE OF PAYMENT AND OWNERSHIP

[date], 2026

Reference is made to the Private Placement Subscription Agreement dated [date], 2026 (the “Agreement”) by and between Nanya Technology Corporation (the “Company”) and Sandisk Technologies, Inc. (the “Subscriber”). All capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Agreement.

The Company hereby acknowledges and confirms receipt from the Subscriber the Purchase Price (being NT$_____________) in full and acknowledges and confirms the Subscriber’s ownership of the Subscription Shares (being ________________ common shares of the Company).

[affix Company chop]

Nanya Technology Corporation

Name:
Title:

[Exhibit A to the Private Placement Subscription Agreement]